Exhibit (a)(53)

THE GLENMEDE FUND, INC.

ARTICLES SUPPLEMENTARY

THE GLENMEDE FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: In accordance with the requirements of Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Company has reclassified One Hundred Million (100,000,000) authorized, but unclassified and unissued shares of common stock as 100,000,000 Advisor Shares of the Large Cap Growth Portfolio pursuant to the following resolutions adopted by the Board of Directors of the Company at a meeting duly convened on December 15, 2016:

RESOLVED, that effective upon making any necessary filings with the Maryland Department of Assessments and Taxation, pursuant to the authority expressly given to the Board of Directors in Article Fifth of the Company’s Articles of Amendment and Restatement, the Board hereby classifies One Hundred Million (100,000,000) of the Company’s authorized, but unclassified and unissued shares of common stock with a par value of one-tenth of one cent ($.001) per share, and an aggregate par value of One Hundred Thousand Dollars ($100,000) as One Hundred Million (100,000,000) Advisor Shares of the Large Cap Growth Portfolio;

FURTHER RESOLVED, that each Advisor Share of the Large Cap Growth Portfolio as classified herein shall have all the rights and privileges as set forth in the Company’s Articles of Amendment and Restatement; and

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered to execute, seal, deliver and file any and all documents, instruments, papers and writings, including but not limited to filing Articles Supplementary with the State Department of Assessments and Taxation of Maryland, and to do any and all other acts, including but not limited to changing the foregoing resolutions upon advice of the Company’s counsel prior to filing said Articles Supplementary, in the name of the Company and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions, such determination to be conclusively evidenced by said officer taking any such actions.

SECOND: The shares of capital stock of the Company reclassified pursuant to the resolutions set forth in Article FIRST of these Articles Supplementary have been reclassified by the Company’s Board of Directors under the authority contained in the Articles of Amendment and Restatement of the Company.

THIRD: These Articles Supplementary do not increase or decrease the authorized number of shares of Glenmede Fund or the aggregate par value thereof. The total number of shares of stock which Glenmede Fund is presently authorized to issue remains Six Billion (6,000,000,000) shares (of the par value of one-tenth of one cent ($.001) each) and of the aggregate par value of Six Million Dollars ($6,000,000) of Common Stock classified as follows:

Name of Class	Number of Shares of Common Stock Allocated
Core Fixed Income Portfolio	160,000,000
Equity Income Portfolio	80,000,000
High Yield Municipal Portfolio	80,000,000
International Portfolio	120,000,000
International Secured Options Portfolio	120,000,000
Large Cap Growth Portfolio –
Advisor Shares	240,000,000
Institutional Shares	140,000,000
Large Cap Core Portfolio –
Advisor Shares	155,000,000
Institutional Shares	155,000,000
Large Cap Value Portfolio	175,000,000
Long/Short Portfolio	120,000,000
Mid Cap Equity Portfolio –
Advisor Shares	120,000,000
Institutional Shares	120,000,000
Responsible ESG U.S. Equity Portfolio	80,000,000
Secured Options Portfolio
Advisor Shares	160,000,000
Institutional Shares	160,000,000
Short Term Tax Aware Fixed Income Portfolio	80,000,000
Small Cap Equity Portfolio –
Advisor Shares	180,000,000
Institutional Shares	135,000,000
Strategic Equity Portfolio	150,000,000
Total Market Portfolio	120,000,000
U.S. Emerging Growth Portfolio	140,000,000
Women in Leadership U.S. Equity Portfolio	80,000,000
Unclassified	2,930,000,000

Total	6,000,000,000

IN WITNESS WHEREOF, Glenmede Fund, has caused these Articles Supplementary to be signed in its name and on its behalf as of this 15th day of December, 2016.

Attest:		THE GLENMEDE FUND, INC.

By:	/s/ Michael P. Malloy	By:	/s/ Mary Ann B. Wirts
	Michael P. Malloy		Mary Ann B. Wirts
	Secretary		President

THE UNDERSIGNED, President of Glenmede Fund, Inc. who executed on behalf of said Glenmede Fund the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Glenmede Fund, the foregoing Articles Supplementary to the Charter to be the corporate act of Glenmede Fund and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President